Exhibit 3.1

*090201*

ROSS MILLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701- 4520 (775) 684-5708 Website: www.nvsos.gov
Filed in the office of	Document Number
20130762483-66
Filing Date and Time
Ross Miller	11/21/2013 10:14 AM
Secretary of State State of Nevada	Entity Number E0084932009-4
Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

HyperSolar, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article FOURTH is hereby amended such that the aggregate number of shares that the Corporation shall have the authority to issue is 1,005,000,000, of which (i) 1,000,000,000 shall be shares of common stock, par value $0.001 per share, and (ii) 5,000,000 shall be shares of preferred stock, par value $0.001.

The Board of directors shall have the authority to authorize the issuance of Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providings for the issuance thereof the following:

Continued on attached Addendum A.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 151,665,981 or 63.17%

4. Effective date and time of filing: (optional)  Date:     Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

/s/ Timothy Young
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After Revised: 8-31-11

Addendum A

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390• After Issuance of Stock)
1. Name of corporation:

HyperSolar, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Article FOURTH is hereby amended such that the aggregate number of shares that the Corporation shall have the authority to issue is 1,005,000,000, of which (i) 1,000,000,000 shall be shares of common stock, par value $0.001 per share, and (ii) 5,000,000 shall be shares of preferred stock, par value $0.001.

The board of directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a)     Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

(b)     The number of shares to constitute the class or series and the designation thereof;

(c)     The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d)     Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e)     Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

(f)     The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g)     The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

(h)     Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i)     Such other rights and provisions with respect to any class or series as may to the board of directors seem advisable.